Davis & Gilbert LLP

1740 Broadway

New York, New York 10019

(212) 468-4800

August 10, 2005

Solomon Technologies, Inc.
1400 L&R Industrial Boulevard
Tarpon Springs, Florida 34689

Re:	Solomon Technologies, Inc. Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel to Solomon Technologies, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission with respect to an aggregate of 12,231,106 shares of Common Stock, par value $0.001 per share (the “Shares”), comprised of (i) 2,516,238 Shares that are currently outstanding, (ii) 3,120,962 Shares issuable upon conversion of 3,046,474 shares of Series A Preferred Stock, par value $.001 per share, of the Company (the “Series A Preferred Stock”), (iii) 925,029 Shares issuable upon conversion of 518,016 shares of Series B Preferred Stock, par value $.001 per share, of the Company (the “Series B Preferred Stock”), and (iv) 5,668,877 Shares issuable upon exercise of certain outstanding warrants of the Company (the “Warrants”) as detailed in the Registration Statement, all of which are being offered by certain selling stockholders.

In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter, the Registration Statement and such other documents, corporate records, certificates and letters of public officials, such other instruments and such legal matters as we have deemed necessary as the basis for the opinions hereinafter expressed.

For the purposes hereof, we have assumed, with your permission and without independent verification of any kind: (a) that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine and authorized; (b) the legal capacity of all natural persons; (c) that all documents submitted to us as originals or duplicate originals are authentic; and (d) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents. As to questions of fact relevant to this opinion, we have relied upon certificates and oral or written statements and other information of public officials, officers and representatives of the Company.

Davis & Gilbert LLP

Solomon Technologies, Inc.
August 10, 2005

Based upon and subject to the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that the Shares that are currently outstanding are, and the Shares (i) issuable upon conversion of the Series A Preferred Stock, upon conversion of the Series A Preferred Stock in accordance with its terms, (ii) issuable upon conversion of the Series B Preferred Stock, upon conversion of the Series B Preferred Stock in accordance with its terms, and (iii) issuable upon exercise of the Warrants and payment of the exercise price in accordance with the terms and conditions of the Warrants, in each case will be, validly issued, fully paid and non-assessable.

The opinion set forth in this letter relates only to the federal laws of the United States of America and the general corporation law of the State of Delaware.

Our opinion is further subject to the following limitations, qualifications and assumptions:

(a) Our opinion is qualified by the effect of New York law under which a court may refuse to enforce, or may limit the application of, a contract or a clause thereof that the court finds unconscionable.

(b) We express no opinion as to any provision purporting to provide that the laws of a particular jurisdiction shall govern or be applicable to any instrument or agreement.

(c) We express no opinion as to any matter that is affected by any actual fact or circumstance inconsistent with or contrary to any assumption set forth herein or in any document referred to herein.

(d) This opinion letter is issued on the date hereof. Our engagement with respect to this opinion does not require and shall not be construed to constitute a continuing obligation on our part to notify or otherwise inform the addressee hereof of the amendment, repeal or other modification of the applicable laws or judicial decisions that served as the basis for our opinion or laws or judicial decisions hereafter enacted or rendered that impact on our opinion.

Davis & Gilbert LLP

Solomon Technologies, Inc.
August 10, 2005

This letter is furnished by us as counsel to the Company and is solely for your benefit and may not be relied upon by any other person, firm or entity whatsoever for any purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Davis & Gilbert LLP